Sabre reports second quarter 2025 results
Delevers through sale of Hospitality Solutions

Business Highlights:
•Strong operating margin improvement year over year of 6 percentage points, through disciplined cost management and lower technology costs attributable to our cloud migration actions
•Closed sale of Hospitality Solutions business for $1.1 billion in July 2025
•Repaid >$1 billion of debt, including ~$200 million of debt maturities in April 2025 and ~$825 million from the proceeds of the Hospitality Solutions sale in July 2025
•Improved the Company's debt maturity profile by refinancing $1.325 billion of debt, extending maturities to 2030
•Continued commercial momentum in air distribution; signed new agency agreements, including with Christopherson Business Travel, one of the leading US travel management companies

Second Quarter 2025 Financial Results:
•Second quarter revenue of $687 million, down 1% from Q2'24
•Operating income of $89 million and operating margin of 13%, up 6 percentage points from Q2'24
•Net loss attributable to common stockholders of $256 million
•Adjusted EBITDA(1) of $118 million, up 7% from Q2'24
•Normalized Adjusted EBITDA(1) of $127 million, up 6% from Q2'24
•Ended quarter with cash balance of $447 million

SOUTHLAKE, Texas – August 7, 2025 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended June 30, 2025.

"Second quarter results reflect weaker than anticipated air distribution bookings, as accelerating volumes from our growth strategies were offset by a challenging operating environment. While we anticipate that current volume pressure is transitory, we are updating our full-year outlook to reflect our latest growth assumptions,” said Kurt Ekert, President and CEO.

Ekert continued, “We remain focused on executing our two strategic priorities of reducing leverage and driving sustainable growth through innovation, and our new business volumes are scaling very well. Over the past year, we have grown Adjusted EBITDA, extended debt maturities, and paid down debt, resulting in a strengthened balance sheet. We also have continued to develop and deliver innovative travel solutions for our customers. Taken together, we have improved our ability to compete, which we believe best positions Sabre to drive long-term shareholder value."

Q2 2025 Financial Summary

Second quarter revenue totaled $687 million, compared to $695 million in the second quarter of 2024.

•Distribution revenue decreased by $5 million, or 1%, to $546 million driven primarily by a decrease in air distribution bookings, partially offset by an increase in hotel distribution bookings.
◦Total bookings, net of cancellations, were 90 million, a decrease of 1% from second quarter 2024 levels.
◦Average booking fee totaled $6.04, a slight decrease versus $6.05 in the second quarter of 2024.
•IT Solutions revenue decreased by $3 million, or 2%, to $141 million driven primarily by the impact of previously disclosed de-migrated carriers, partially offset by an increase in license fee revenue and volume growth.

Operating income totaled $89 million versus $49 million in the second quarter of 2024. The improvement in operating results was driven by lower labor and professional services costs primarily due to the cost reduction plan we implemented in prior periods, a decrease in tax litigation reserves, and a decrease in technology expenses due to cost savings related to our cloud migrations, partially offset by the items impacting revenue described above and increased incentive expenses.

Net loss attributable to common stockholders totaled $256 million, versus $70 million in the second quarter of 2024. The increase in net loss attributable to common stockholders in the second quarter of 2025 was primarily driven by an increase in the provision for income taxes from continuing operations of $85 million, a loss on the extinguishment of debt in the current year period of $85 million as a result of refinancing activity that occurred in the second quarter of 2025, and an increase in the provision for income taxes from discontinued operations of $47 million. These items were partially offset by the items impacting operating income described above.

Normalized Adjusted EBITDA was $127 million, versus $120 million in the second quarter of 2024. The improvement in Normalized Adjusted EBITDA was driven by lower technology expenses due to cost savings related to our cloud migrations, partially offset by the decline in revenue described above and increased incentive expenses.

With regard to Sabre's second quarter 2025 cash flows (versus prior year):
•Cash used in operating activities totaled $218 million (vs. $26 million provided by)
•Cash used in investing activities totaled $23 million (vs. $19 million)
•Cash provided by financing activities totaled $21 million (vs. $24 million used in)
•Capitalized expenditures totaled $22 million (vs. $19 million)

Free Cash Flow(1) was negative $240 million, versus Free Cash Flow of positive $7 million in the second quarter of 2024. Free Cash Flow in the quarter includes the impact of $227 million of payment-in-kind interest that was recorded to cash flow from operations in conjunction with the refinancing activity in the second quarter of 2025.

Pro forma Free Cash Flow(1) was negative $2 million in the second quarter of 2025.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change (B/W)	2025	2024	% Change (B/W)
Total Company:
Revenue	$687,149	$695,050	(1)	$1,389,275	$1,408,683	(1)
Distribution Revenue	$545,766	$550,594	(1)	$1,114,881	$1,122,852	(1)
IT Solutions Revenue	$141,383	$144,456	(2)	$274,394	$285,831	(4)
Operating Income	$89,134	$48,722	83	$180,529	$137,917	31
Operating Margin	13.0%	7.0%		13.0%	9.8%
Net loss attributable to common stockholders	$(256,364)	$(69,760)	(267)	$(221,028)	$(141,243)	(56)
Diluted net loss per share attributable to common stockholders (EPS)	$(0.51)	$(0.18)	(183)	$(0.53)	$(0.36)	(47)
Net Loss Margin	(37.3)%	(10.0)%		(15.9)%	(10.0)%
Adjusted EBITDA(1)	$118,255	$110,335	7	$249,075	$236,619	5
Adjusted EBITDA Margin(1)	17.2%	15.9%		17.9%	16.8%
Normalized Adjusted EBITDA(1)	$127,198	$120,026	6	$266,856	$255,551	4
Normalized Adjusted EBITDA Margin(1)	18.5%	17.3%		19.2%	18.1%
Adjusted Net Loss(1)	$(7,821)	$(22,224)	65	$(5,037)	$(27,484)	82
Adjusted EPS(1)	$(0.02)	$(0.06)	67	$(0.01)	$(0.07)	86
Cash (used in) provided by operating activities	$(217,881)	$25,910	NM	$(281,841)	$(29,856)	(844)
Cash used in investing activities	$(22,852)	$(19,109)	(20)	$(30,083)	$(45,850)	34
Cash provided by (used in) financing activities	$21,292	$(23,784)	190	$34,500	$54,124	(36)
Capitalized expenditures	$(22,279)	$(18,809)	(18)	$(39,150)	$(45,550)	14
Free Cash Flow(1)	$(240,160)	$7,101	NM	$(320,991)	$(75,406)	(326)
Pro Forma Free Cash Flow(1)	$(1,659)	$16,813		$(72,149)	$(56,442)
Net Debt (total debt, less cash and cash equivalents)	$4,738,760	$4,520,726

Volume Metrics:
Total Bookings	90,298	90,980	(1)	186,654	189,439	(1)
Air Bookings	75,534	76,225	(1)	157,972	161,395	(2)
Lodging, Ground and Sea Bookings	14,764	14,755	—	28,682	28,044	2
Passengers Boarded	171,353	168,906	1	337,179	336,832	—

(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below.
NM - not meaningful

Business and Financial Pro Forma Financial Outlook

The Company is providing the quarterly and full year 2025 outlook included below on a pro forma basis to give effect to the sale of the Hospitality Solutions business, and we have removed the impact of the $227 million of payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025, from pro forma Free Cash Flow. Pro forma adjustments include the impact of classifying Hospitality Solutions as a discontinued operation in accordance with GAAP and an adjustment to remove costs previously allocated to Hospitality Solutions, but that do not meet the GAAP definition for discontinued operations reporting. We believe this presentation will enhance investors' ability to evaluate and compare the Company's operations on a go-forward basis.

With respect to the third quarter and full-year 2025 financial outlook below:

•Third quarter pro forma Adjusted EBITDA guidance consists of expected net income from continuing operations of approximately $21 million to $31 million; less the impact of acquisition-related amortization of approximately $7 million; expected stock-based compensation expense of approximately $13 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $18 million; expected interest expense, inclusive of issuance costs and debt discounts, net of approximately $114 million; expected income tax benefit of approximately $39 million; and expected pro forma adjustments of approximately $6 million associated with costs previously allocated to Hospitality Solutions.

•Third quarter pro forma Free Cash Flow guidance consists of the expected cash from continuing operations operating activities of approximately $62 million to $72 million less approximately $22 million of capital expenditures.

•Full-year pro forma Adjusted EBITDA guidance consists of expected net loss from continuing operations of approximately $221 million to $181 million; less the impact of acquisition-related amortization of approximately $30 million; expected stock-based compensation expense of approximately $49 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $72 million; expected interest expense, inclusive of issuance costs and debt discounts, net of approximately $446 million; expected loss on extinguishment of debt, foreign exchange, and other expenses of approximately $78 million; expected provision for income taxes of approximately $47 million; less expected pro forma adjustments of approximately $29 million associated with costs previously allocated to Hospitality Solutions.

•Full year pro forma Free Cash Flow guidance consists of the expected usage of cash from continuing operations operating activities of approximately $83 million to $43 million, less approximately $80 million of capital expenditures, and expected pro forma adjustments of approximately $264 million, of which $227 million represents payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025 and the remainder represents adjustments associated with costs previously allocated to Hospitality Solutions and other estimated impacts of the divestiture.

Third Quarter and Full Year 2025 Pro Forma Financial Outlook

Sabre’s third quarter and full year 2025 outlook for three potential scenarios, based on the indicated levels of GDS industry bookings growth, is set forth below:

Q3 2025 Scenarios
Air Distribution Volumes	2% YoY growth	4% YoY growth	6% YoY growth
Revenue	Low single digit YoY growth	Low single digit YoY growth	Mid single digit YoY growth
Pro Forma Adjusted EBITDA	~$140M +15% YoY	~$145M +19% YoY	~$150M +23% YoY
Pro Forma Free Cash Flow	~$40M	~$45M	~$50M

FY 2025 Scenarios
Air Distribution Volumes	YoY growth: 0.5% 2H25 growth: 4%	YoY growth: 2% 2H25 growth: 7%	YoY growth: 3.5% 2H25 growth: 10%
Revenue	Flat YoY growth	Low single digit YoY growth	Low single digit YoY growth
Pro Forma Adjusted EBITDA	~$530M +9% YoY	~$550M +13% YoY	~$570M +18% YoY
Pro Forma Free Cash Flow	~$100M	~$120M	~$140M

End of year cash balance is expected to be greater than $750 million.

Conference Call

Sabre will conduct its second quarter 2025 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit  www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, on its LinkedIn account, and on its X account, @Sabre_Corp. The

Company intends to use the Investor Relations section of its website, its LinkedIn account, and its X account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, its LinkedIn account and its X account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website, its LinkedIn account or its X account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The Company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Normalized Adjusted EBITDA, Normalized Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow, including on a pro forma basis. We do not provide reconciliations of these forward-looking non-GAAP financial measures to the respective GAAP metrics as we are unable to predict the components of the non-GAAP adjustments contained in the guidance with reasonable certainty and without unreasonable effort; however, see "Business and Pro Forma Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Discontinued Operations

On April 27, 2025, we entered into a definitive purchase agreement with an affiliate of TPG (the “Buyer”) pursuant to which the Buyer agreed to purchase our Hospitality Solutions business, and on July 3, 2025, we closed the sale (the “Hospitality Solutions Sale”). The assets and liabilities associated with the Hospitality Solutions Sale are presented as held for sale on our consolidated balance sheets as of June 30, 2025 and December 31, 2024, and the operating results of our Hospitality Solutions business are presented as discontinued operations on our consolidated statements of operations for all periods presented. Unless otherwise noted, results presented are based on continuing operations.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "outlook," “pro forma,” “profile,” “momentum,” "plan," "expect," “position,” “"commitment," “accelerate,” “temporary,” “long-term,” “confident,” “continue,” “progress,” “possible,” “outcome,” “expectations,” “anticipate,” “encouraged,” “temporary,” “assume,” “challenge,” “focus,” "enhance," "guidance," "strategy," "on track," "objective," "target," "believe," "pipeline," "sustainable," "growth," "trajectory," "opportunity," "potential," "benefit," "goal," "will," "forecast," "estimate," "project," "may," "should," "would," "intend," or the negative of these terms, where applicable, or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, the implementation and effects of our growth strategies, the completion and effects of travel platforms, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, our ability to recruit, train and retain employees, competition in the travel distribution industry and solutions industry, failure to adapt to technological advancements, implementation of software solutions, implementation and effects of new, amended or renewed agreements and strategic partnerships, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, the ability to achieve our cost savings and efficiency goals and the effects of these goals, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, the effects of cost savings initiatives, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, use of third-party distributor partners, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, including the Hospitality Solutions Sale, reliance on the value of our brands, reliance on third parties to provide information technology services and the effects of these services, the effects of any litigation, regulatory reviews and investigations, adverse global and regional economic and political conditions, risks related to global conflicts, risks arising from global operations, risks related to our significant amount of indebtedness, including increases in interest rates and our ability to refinance our debt, and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2025, in our Annual Report on Form 10-K filed with the SEC on February 20, 2025 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

___________________

(1)     Adjusted EPS, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin, pro forma Adjusted EBITDA and Free Cash Flow are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure. Normalized Adjusted EBITDA is Adjusted EBITDA adjusted for estimated costs historically allocated to Hospitality Solutions. Pro forma Free Cash Flow is calculated to give effect to the Hospitality Solutions Sale, and we have removed the impact of the $227 million payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025. We believe this presentation will enhance investors' ability to evaluate and compare the Company's operations on a go-forward basis.

Contacts:

Media	Investors
Cassidy Smith-Broyles	Jim Mathias
cassidy.smith-broyles@sabre.com	jim.mathias@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$687,149	$695,050	$1,389,275	$1,408,683
Cost of revenue, excluding technology costs	296,354	293,340	601,825	586,050
Technology costs	172,494	199,050	347,801	400,634
Selling, general and administrative	129,167	153,938	259,120	284,082
Operating income	89,134	48,722	180,529	137,917
Other expense:
Interest expense, net	(111,244)	(116,428)	(221,034)	(228,309)
Loss on extinguishment of debt	(85,182)	—	(85,182)	(37,994)
Equity method income	738	469	1,403	1,429
Other, net	(3,202)	3,426	(497)	(536)
Total other expense, net	(198,890)	(112,533)	(305,310)	(265,410)
Loss from continuing operations before income taxes	(109,756)	(63,811)	(124,781)	(127,493)
Provision for income taxes	91,262	5,920	79,614	9,328
Loss from continuing operations	(201,018)	(69,731)	(204,395)	(136,821)
(Loss) income from discontinued operations, net of tax	(55,514)	246	(16,588)	(3,769)
Net loss	(256,532)	(69,485)	(220,983)	(140,590)
Net (loss) income attributable to noncontrolling interests	(168)	275	45	653
Loss attributable to common stockholders	$(256,364)	$(69,760)	$(221,028)	$(141,243)

Basic net (loss) income per share attributable to common stockholders:
Loss from continuing operations	$(0.51)	$(0.18)	$(0.53)	$(0.36)
Loss from discontinued operations	(0.14)	—	(0.04)	(0.01)
Net loss per common share	$(0.65)	$(0.18)	$(0.57)	$(0.37)
Diluted net (loss) income per share attributable to common stockholders:
Loss from continuing operations	$(0.51)	$(0.18)	$(0.53)	$(0.36)
Loss from discontinued operations	(0.14)	—	(0.04)	(0.01)
Net loss per common share	$(0.65)	$(0.18)	$(0.57)	$(0.37)
Weighted-average common shares outstanding:
Basic	390,905	383,506	388,601	381,640
Diluted	390,905	383,506	388,601	381,640

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$426,118	$724,479
Restricted cash	21,025	21,039
Accounts receivable, net of allowance for credit losses of $20,799 and $23,557	329,198	286,601
Prepaid expenses and other current assets	105,382	76,518
Current assets held for sale	70,835	54,581
Total current assets	952,558	1,163,218
Property and equipment, net of accumulated depreciation of $1,695,286 and $1,696,135	244,584	233,785
Equity method investments	21,985	22,470
Goodwill	2,385,144	2,383,380
Acquired customer relationships, net of accumulated amortization of $787,551 and $777,926	168,800	177,874
Other intangible assets, net of accumulated amortization of $589,396 and $582,725	131,962	137,411
Deferred income taxes	6,867	8,113
Other assets, net	262,022	272,876
Long-term assets held for sale	245,223	235,802
Total assets	$4,419,145	$4,634,929

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$246,729	$242,992
Accrued compensation and related benefits	59,333	105,533
Accrued subscriber incentives	259,728	265,065
Deferred revenues	56,582	60,200
Other accrued liabilities	229,530	186,563
Current portion of debt	42,526	230,214
Current liabilities held for sale	52,224	51,207
Total current liabilities	946,652	1,141,774
Deferred income taxes	59,235	30,120
Other noncurrent liabilities	194,520	204,041
Long-term debt	4,997,092	4,834,776
Long-term liabilities held for sale	14,060	15,989
Redeemable noncontrolling interests	11,896	12,928
Stockholders’ deficit
Common Stock: $0.01 par value; 1,000,000 authorized shares; 426,603 and 414,754 shares issued, 394,498 and 385,932 shares outstanding at June 30, 2025 and December 31, 2024, respectively	4,266	4,147
Additional paid-in capital	3,330,719	3,304,466
Treasury Stock, at cost, 32,105 and 28,822 shares at June 30, 2025 and December 31, 2024, respectively	(536,762)	(526,789)
Accumulated deficit	(4,548,181)	(4,327,152)
Accumulated other comprehensive loss	(69,803)	(73,747)
Noncontrolling interest	15,451	14,376
Total stockholders’ deficit	(1,804,310)	(1,604,699)
Total liabilities and stockholders’ deficit	$4,419,145	$4,634,929

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net loss	$(220,983)	$(140,590)
Adjustments to reconcile net loss to cash used in operating activities:
Payment of previously paid-in-kind interest	(199,938)	—
Loss on extinguishment of debt	85,182	37,994
Depreciation and amortization	50,972	54,897
Deferred income taxes	32,277	(6,214)
Paid-in-kind interest	28,327	60,954
Stock-based compensation expense	23,602	23,364
Amortization of upfront incentive consideration	17,735	17,073
Loss from discontinued operations	16,588	3,769
Amortization of debt discount and issuance costs	14,916	12,424
Gain on sale of assets	(5,191)	—
Other	(3,317)	1,180
Provision for expected credit losses	1,103	5,591
Dividends received from equity method investments	1,042	1,460
Loss on investment fair value adjustment	—	(1,200)
Changes in operating assets and liabilities:
Accounts and other receivables	(98,505)	(22,727)
Prepaid expenses and other current assets	24,752	(11,261)
Capitalized implementation costs	(4,900)	(7,364)
Upfront incentive consideration	(9,481)	(4,417)
Other assets	(6,098)	(9,811)
Accrued compensation and related benefits	(59,349)	(42,698)
Accounts payable and other accrued liabilities	37,763	28,533
Deferred revenue including upfront solution fees	(8,338)	(30,813)
Cash used in operating activities	(281,841)	(29,856)
Investing Activities
Additions to property and equipment	(39,150)	(45,550)
Proceeds from sale of assets	9,267	—
Other investing activities	(200)	(300)
Cash used in investing activities	(30,083)	(45,850)
Financing Activities
Proceeds on borrowings from lenders	1,325,000	200,090
Payments on borrowings from lenders	(1,224,531)	(193,706)
Debt prepayment fees and issuance costs	(71,094)	(49,956)
Proceeds from borrowings under Securitization Facility	54,100	146,300
Payments on borrowings under Securitization Facility	(39,000)	(42,200)
Net payment on the settlement of equity-based awards	(9,975)	(6,404)
Cash provided by financing activities	34,500	54,124
Cash Flows from Discontinued Operations
Cash used in operating activities	(22,616)	(10,103)
Cash used in investing activities	(1,788)	(2,244)
Cash used in discontinued operations	(24,404)	(12,347)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,453	(1,663)
Decrease in cash, cash equivalents and restricted cash	(298,375)	(35,592)
Cash, cash equivalents and restricted cash at beginning of period	745,518	669,244
Cash, cash equivalents and restricted cash at end of period	$447,143	$633,652
Non-cash additions to property and equipment for continuing operations	$899	$1,066

Definitions of Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for loss (income) from discontinued operations, net income (loss) attributable to noncontrolling interests, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, indirect tax matters, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, indirect tax matters, stock-based compensation and the provision for income taxes.

We define Normalized Adjusted EBITDA and Pro Forma Adjusted EBITDA as Adjusted EBITDA adjusted for estimated costs historically allocated to Hospitality Solutions.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We defined Normalized Adjusted EBITDA Margin as Normalized Adjusted EBITDA divided by revenue.

We define Adjusted Net Loss from continuing operations per share and Adjusted EPS as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash used in operating activities less cash used in additions to property and equipment.

We define Pro Forma Free Cash Flow as Free Cash Flow adjusted to give effect to the Hospitality Solutions Sale, and we have removed the impact of the $227 million payment-in-kind interest that was recorded in conjunction with the refinancing activity in the second quarter of 2025.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Net Loss, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Net Loss, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow, and Pro Forma Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Net Loss, Adjusted EBITDA, Normalized Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA Margin, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Non-GAAP Pro Forma Outlook

The non-GAAP pro forma financial outlook in this press release, including pro forma Adjusted EBITDA and pro forma Free Cash Flow, is not necessarily indicative of the operating results of the Company after closing of the Hospitality Solutions Sale and utilization of the net proceeds from the sale to pay down outstanding indebtedness, or of the operating results of the Company in the future. The non-GAAP pro forma financial outlook included in this press release is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the SEC, and the preparation of information in accordance with Article 11 would result in a different presentation.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of net loss attributable to common stockholders to Adjusted Net Loss from continuing operations and loss from continuing operations to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss attributable to common stockholders	$(256,364)	$(69,760)	$(221,028)	$(141,243)
Loss (income) from discontinued operations, net of tax	55,514	(246)	16,588	3,769
Net (loss) income attributable to noncontrolling interests(1)	(168)	275	45	653
Loss from continuing operations	(201,018)	(69,731)	(204,395)	(136,821)
Adjustments:
Acquisition-related amortization(2a)	7,732	8,257	15,464	16,516
Restructuring and other costs(4)	—	15,492	—	10,439
Loss on extinguishment of debt	85,182	—	85,182	37,994
Other, net(3)	3,202	(3,426)	497	536
Acquisition-related costs(5)	(163)	613	520	863
Indirect tax matters(6)	(8,226)	7,710	(7,951)	7,710
Stock-based compensation	11,290	10,845	23,602	23,364
Tax impact of adjustments(7)	94,180	8,016	82,044	11,915
Adjusted Net Loss from continuing operations	$(7,821)	$(22,224)	$(5,037)	$(27,484)
Adjusted Net Loss from continuing operations per share	$(0.02)	$(0.06)	$(0.01)	$(0.07)
Adjusted diluted weighted-average common shares outstanding	390,905	383,506	388,601	381,640

Loss from continuing operations	$(201,018)	$(69,731)	$(204,395)	$(136,821)
Adjustments:
Depreciation and amortization of property and equipment(2b)	14,820	15,142	29,615	31,941
Amortization of capitalized implementation costs(2c)	2,930	3,085	5,893	6,440
Acquisition-related amortization(2a)	7,732	8,257	15,464	16,516
Restructuring and other costs(4)	—	15,492	—	10,439
Interest expense, net	111,244	116,428	221,034	228,309
Other, net(3)	3,202	(3,426)	497	536
Loss on extinguishment of debt	85,182	—	85,182	37,994
Acquisition-related costs(5)	(163)	613	520	863
Indirect tax matters(6)	(8,226)	7,710	(7,951)	7,710
Stock-based compensation	11,290	10,845	23,602	23,364
Provision for income taxes	91,262	5,920	79,614	9,328
Adjusted EBITDA	$118,255	$110,335	$249,075	$236,619
Plus estimated costs historically allocated to Hospitality Solutions	8,943	9,691	17,781	18,932
Normalized Adjusted EBITDA	$127,198	$120,026	$266,856	$255,551

Net Loss Margin	(37.3)%	(10.0)%	(15.9)%	(10.0)%
Adjusted EBITDA margin	17.2%	15.9%	17.9%	16.8%
Normalized Adjusted EBITDA margin	18.5%	17.3%	19.2%	18.1%

Reconciliation of Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash (used in) provided by operating activities	$(217,881)	$25,910	$(281,841)	(29,856)
Cash used in investing activities	(22,852)	(19,109)	(30,083)	(45,850)
Cash provided by (used in) financing activities	21,292	(23,784)	34,500	54,124

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash (used in) provided by operating activities	$(217,881)	$25,910	$(281,841)	$(29,856)
Additions to property and equipment	(22,279)	(18,809)	(39,150)	(45,550)
Free Cash Flow	$(240,160)	$7,101	$(320,991)	$(75,406)

Reconciliation of Free Cash Flow from Discontinued Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash (used in) provided by operating activities from Discontinued Operations	$(5,973)	$2,220	$(22,616)	$(10,103)
Additions to property and equipment from Discontinued Operations	(769)	(1,309)	(1,788)	(2,244)
Free Cash Flow from Discontinued Operations	$(6,742)	$911	$(24,404)	$(12,347)

Non-GAAP Footnotes

(1)Net income (loss) attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, (iv) Sabre Bulgaria of 40%, and (v) FERMR Holdings Limited (the direct parent of Conferma Limited) of 19%.

(2)Depreciation and amortization expenses:
(a) Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
(b) Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
(c) Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3) Other, net includes a gain on the sale of assets of $5 million recognized in the current year period, $1 million of non-operating gains recognized in the prior year and a fair value loss from our investments in securities of $1 million recognized in the prior year period. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(4) Restructuring and other costs primarily represents adjustments to charges associated with the cost reduction plan we began implementing in the second quarter of 2023.

(5) Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(6) Indirect tax matters represents charges associated with certain digital services taxes ("DST") related to historical periods, which may ultimately be settled in cash, and certain foreign non-income tax litigation matters.

(7) The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, valuation allowances and other items.